Exhibit 10.1

[LOGO OF MAXYGEN]

MEMORANDUM

TO:	ELLIOT GOLDSTEIN

FROM:	SIMBA GILL

CC:	RUSSELL HOWARD, MARC KETZEL

SUBJECT:	INTERNATIONAL TAX ASSISTANCE AGREEMENT

DATE:	MARCH 21, 2005

Elliot, as previously communicated, we have been working on potential solutions to address your 2006 remuneration and the impact of higher Denmark tax rates that become effective three years after an expatriate begins working in Denmark.

This memo provides you with the specifics of our agreement to provide you with international tax assistance.

Based on the E&Y analysis of effective tax rates, we will provide you with additional income that is designed to allow you to maintain your current effective tax rate under the expatriate tax regime. The total tax assistance payments you will be eligible to receive for the 12 months beginning in February 2006 will be DKK 1,492,138.

Rather than complete ongoing tax assistance calculations, based on your projected international tax situation we will make the tax assistance payments to you in three installments. An initial payment of DKK 492,406 will be made to you in January 2006 to cover the period of February to July 2006. A second payment of DKK 499,866 will be made in August to cover the period of August to October 2006. The third payment of DKK 499,866 will be made in November to cover the period of November 2006 through January 2007.

The tax assistance payments to you will be made via the Denmark payroll and will be subject to DK taxation. The tax assistance will remain in place, assuming you remain employed with Maxygen on the scheduled payment dates.